Exhibit 21.01
DEXCOM, INC.

SUBSIDIARY (Name under which subsidiary does business)	JURISDICTION OF INCORPORATION
SweetSpot Diabetes Care, Inc.	Delaware
DexCom (Canada) Inc.	Canada
DexCom (UK) Limited	United Kingdom
DexCom AB	Sweden
DexCom (UK) Intermediate Holdings Ltd	United Kingdom
DexCom Operating Ltd	United Kingdom
DexCom (UK) Distribution Limited	United Kingdom
Nintamed Verwaltungs GmbH	Germany
Nintamed GmbH & Co. KG	Germany
DexCom Deutschland GmbH	Germany
Nintamed Handels GmbH	Austria
DexCom Suisse GmbH	Switzerland